CLASS C DISTRIBUTION PLAN AND AGREEMENT PURSUANT TO RULE 12B-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


 AND AGREEMENT made as of March 16, 2000, as amended and restated June 23, 2003, by and between AdvisorOne Funds (the "Trust") and the Trust's distributor, who shall be Orbitex Funds Distributor, Inc. until such time as Aquarius Fund Distributors, Inc., becomes a member of the National Association of Securities Dealers, Inc. and the National Securities Clearing Corporation, whichever occurs later ("the DISTRIBUTOR").


WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company which offers for public sale separate series of shares of beneficial interest, each corresponding to a distinct portfolio (a "Fund") which may be further divided into separate classes of shares (the "Shares"); and

WHEREAS, the Trust has entered into a Distribution Agreement (the "Distribution Agreement") with DISTRIBUTOR pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Shares; and

WHEREAS, the Trust desires to adopt this Distribution Plan and Agreement pursuant to Rule 12b-1 under the 1940 Act (the "Plan") on behalf of its series with respect to the Class C Shares of the Funds set forth in Appendix A, and of such other series as may hereafter be designated (the "Funds") by the Trust's Board of Trustees (the "Board") pursuant to which the Trust, with respect to each Fund, will pay an account maintenance and a distribution fee to DISTRIBUTOR in connection with the distribution of the Class C Shares of the Fund; and

WHEREAS, DISTRIBUTOR desires to serve as distributor of the Shares and to provide, or arrange for the provision of distribution services pursuant to the Plan;

      NOW THEREFORE, the parties agree as follows:


1. A. Each Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's account maintenance services under this Plan and Agreement, an account maintenance fee at the rate of 0.25%, and, as compensation for DISTRIBUTOR's sales and promotional activities and services under this Plan and Agreement, a distribution fee at the rate of 0.75%, on an annualized basis of the average net assets attributable to Class C shares of the Fund. Such fees are to be paid by each Fund monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the applicable Fund's average daily net assets during the preceding month, and shall be calculated and accrued daily. DISTRIBUTOR shall use such fee, among other things, to make the payments contemplated by Paragraph 2(B) below and to pay interest and principal where such payments have been financed.


B. Any Fund may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Section I.A. of this Plan and Agreement as agreed upon by the Board and DISTRIBUTOR and as approved in the manner specified in subsections (a) and (b) of Paragraph 3 of this Plan.


2. A. The Trust hereby authorizes DISTRIBUTOR to enter into Sub-Agreements with certain securities dealers or brokers, administrators and others ("Recipients") to provide compensation to such Recipients based on the net asset value of shares of the Fund held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph (B) of this Paragraph 2.


B. DISTRIBUTOR shall provide, or arrange for Recipients with which DISTRIBUTOR has entered into Sub-Agreements to provide, distribution and account maintenance services. The distribution services shall include assistance in the offering and sale of shares of each Fund and in other aspects of the marketing of the shares to clients or prospective clients of the respective Recipients including any advertising or marketing services provided by or arranged by DISTRIBUTOR with respect to a Fund. The account


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maintenance services shall include answering routine inquiries concerning a
Fund; assisting in the maintenance of accounts or sub-accounts in a Fund and in processing purchase or redemption transactions; making a Fund's investment plans and shareholder services available; and providing such other information and services to investors in shares of a Fund as DISTRIBUTOR or the Trust, on behalf of the Fund, may reasonably request.

3. This Plan shall not take effect with respect to any Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those Trustees of the Trust who are not "interested person" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the "Independent Trustees").

4. This Plan may continue in full force and effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in subsections (a) and (b) of paragraph 3.

5. DISTRIBUTOR shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

6. The Trust or any Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the affected Fund. DISTRIBUTOR may terminate this Plan with respect to the Trust or any Fund, without payment of penalty, upon sixty (60) days written notice to the Trust or the affected Fund. Notwithstanding the foregoing, this Plan shall terminate automatically in the event of its assignment.

7. This Plan may not be amended to increase materially the amount of fees to be paid by a Fund unless such amendment is approved by a vote of a majority of the outstanding Class C shares of the affected Fund, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections (a) and (b) of Paragraph 3 hereof.

8. The amount of distribution and account maintenance fees payable by any Fund to DISTRIBUTOR under this Plan and the amounts received by DISTRIBUTOR under the Distribution Agreement may be greater or lesser than the expenses actually incurred by DISTRIBUTOR on behalf of such Fund in serving as Distributor of the Shares. The distribution and account maintenance fees with respect to a Fund will be payable by such Fund to DISTRIBUTOR until either this Plan or the Distribution Agreement is terminated or not renewed with respect to the Shares of that Fund. If either this Plan or the Distribution Agreement is terminated or not renewed with respect to the Shares of any Fund, any distribution expenses incurred by DISTRIBUTOR on behalf of the Fund which are in excess of payments which DISTRIBUTOR has received or accrued through the termination date shall be the sole responsibility and liability of DISTRIBUTOR, and are not obligations of the Fund.

9. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be made solely at the discretion of the Trustees who are not interested persons of the Trust.

10. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the 1940 Act.

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11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

12. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of any such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust and DISTRIBUTOR have executed this Class C Distribution Plan and Agreement on the 23rd day of June 2003.

                                ADVISORONE FUNDS

Attest:                                                     By:
                                                            ---

           Secretary                                             President

                         ORBITEX FUNDS DISTRIBUTOR, INC.

Attest:                                                     By:
                                                            ---

           Secretary                                             President


                        AQUARIUS FUND DISTRIBUTORS, INC.


Attest:                                                     By:
                                                            ---

           Secretary                                             President

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                                   Appendix A

                               As of June 23, 2003



The Amerigo Fund
The Clermont Fund